EXHIBIT 21


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Companies  owned  by  Allied  Healthcare  Products,  Inc.  as  follows:

Parent  Co./Allied  Healthcare  Product,  Inc.
B&F  Medical  Products,  Inc.
Life  Support  Products
Omni-Tech  Medical,  Inc.

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